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                                                                      EXHIBIT 11



                         ENDOVASCULAR TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)



                                                              For the Quarter Ended March 31,
                                                              -------------------------------
                                                                    1995           1996
                                                                    ----           ----
Net Loss                                                        $(2,061,370)   $(2,665,944)
                                                                -----------    -----------

Weighted average common shares outstanding                        6,088,831      7,473,421

Common shares and options granted (using the treasury
     stock method assuming an initial public offering price
     of $12.00) since December 15, 1994 included pursuant
     to Securities and Exchange Commission Rules                    187,256        187,256
                                                                -----------    -----------

Weighted average common and equivalent shares                     6,276,087      7,660,677
                                                                ===========    ===========

Net loss per common and equivalent share                        $     (0.33)   $     (0.35)
                                                                ===========    ===========




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